EXHIBIT 2.3


                    AMENDMENT #1 to REORGANIZATION AGREEMENT

     This Amendment #1 to Reorganization Agreement (this "Amendment #1") is entered into as of January 31, 2001 by and between National Paintball Supply Co., Inc. ("NPSC"), a corporation organized and existing under the laws of the State of South Carolina and American Inflatables, Inc. ("American"), a corporation organized and existing under the laws of the State of Delaware.

                                    RECITALS

     A. The parties hereto entered into that certain Reorganization Agreement dated as of October 12, 2000 (the "Original Reorganization Agreement").

     B. The parties agree that it is necessary to amend the Original Reorganization Agreement to reflect subsequent events. C. Capitalized terms, used herein and not otherwise defined herein, shall have the meaning ascribed to them in the Original Reorganization Agreement.

     NOW,   THEREFORE,   in   consideration  of  the  premises  and  the  mutual
representations, warranties and agreements herein contained, NPSC and American hereby agree as follows:

                                    AGREEMENT

     Section  1.  Amendment  to  Section  2.2.   Section  2.2  of  the  Original
Reorganization Agreement is hereby amended to change the February 28, 2001 date therein to August 15, 2001.

     Section 2. Amendment to Sections 2.8 and 7.10. Section 2.8 of the Original Reorganization Agreement is hereby amended to reflect that the parties intend that the Merger be accounted for as a "purchase." Section 7.10 of the Original Reorganization Agreement is hereby deleted.

     Section 3. Amendment to Section 3.5. Section 3.5 of the Original Reorganization Agreement (and any corresponding schedule) are hereby amended to the extent necessary to reflect that subsequent to the entry into the Original Reorganization Agreement, American Inflatables issued an additional 125,000 shares of its common stock and issued warrants to purchase an additional 1,320,000 shares of common stock at an exercise price of $0.25 per share. Subject to execution of this Amendment #1 by American, Paintball hereby consents to such issuance.

     Section 4. Amendment to Section 4.5. Section 4.5 of the Original Reorganization Agreement (and any corresponding schedule) are hereby amended to the extent necessary to reflect that subsequent to the entry into the Original Reorganization Agreement, Paintball declared a 1 for 2.5699357 reverse stock split, such that thereafter, Paintball had a total of 5,948, 294 shares of Paintball common stock outstanding. Subject to execution of this Amendment #1 by Paintball, American hereby consents to such reverse split.

     Section 5. Amendment to Section 7.11. Section 7.11 of the Original Reorganization Agreement shall be amended and restated to read as follows: At Closing, (i) the total debt (whether liquidated, contingent or otherwise) excluding trade payables incurred in the ordinary course of business shall not exceed $340,000, and (ii) trade payables incurred in the ordinary course of business shall not exceed $100,000.

     Section 6. Amendment to Section 3.1 of the Plan of Merger. Section 3.1 of the Plan of Merger attached to the Original Reorganization Agreement its hereby amended to change the Conversion Ratio from .5 shares of Paintball common stock for each share of American common stock, to 0.1667 shares of Paintball common stock for each share of American common stock.

     Section 7. No other Changes or Waivers. Except as expressly set forth herein, the Original Reorganization Agreement is not amended or altered in any respect, and neither party waives any rights that they have under the Original Reorganization Agreement. The parties acknowledge that the Original Reorganization Agreement otherwise remains in full force and effect.


         IN WITNESS WHEREOF, this Amendment #1 Reorganization Agreement has been duly entered as of the date first written above.

WITNESS:                                  NATIONAL PAINTBALL SUPPLY CO., INC.


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                                          AMERICAN INFLATABLES, INC.


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